Exhibit 4.3.2

         FIRST AMENDMENT, dated as of October 31, 1997, to the Loan Agreement dated June 16, 1993 (the "Agreement"), between TREDEGAR INDUSTRIES, INC., a Virginia corporation (the "Company"); and METROPOLITAN LIFE INSURANCE COMPANY ("MetLife").


          A. The parties hereto have agreed, subject to the terms and conditions hereof, to amend the 7.20% Senior Promissory Notes due June 16, 2003 (the "Notes") issued pursuant to the Agreement as provided herein.

          B. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Notes.

         Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION 1. Section 6 of the Notes is hereby amended to add the following in appropriate alphabetical order:

                  "Internal Financing Subsidiary" shall mean any Subsidiary (i) of which securities or other ownership interests representing 100% of the equity or 100% of the ordinary voting power are, at the time any determination is made, owned, controlled or held, directly or indirectly, by the Company, and (ii) that has no outstanding Indebtedness to any person other than the Company or any Wholly-owned Subsidiary.

                  "Internal Financing Transaction" shall mean any incurrence of Indebtedness or other obligations by any Wholly-owned Subsidiary in favor of an Internal Financing Subsidiary, any transfer of assets or liabilities or other transactions between an Internal Financing Subsidiary and the Company or any Wholly-owned Subsidiary, or any other transaction reasonably related to the foregoing; provided, however, that in connection therewith neither the Company nor any Wholly-owned Subsidiary shall incur any Indebtedness or transfer any assets to any person other than the Company or another Wholly-owned Subsidiary.

          SECTION 2. Clause (ii) of Section 4.03 of the Notes is hereby amended to read in its entirety as follows:

          "(ii)  create,   assume,  incur,   Guarantee  or  suffer  to exist any
     Indebtedness, except:

                 (a) all Indebtedness secured by the Liens permitted pursuant to Section 4.01;

                 (b) additional Indebtedness constituting not more than 10% of Consolidated Stockholders' Equity at any time;

                 (c) Indebtedness to the Company incurred by the Subsidiaries in the ordinary course of business;

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                 (d)    Indebtedness  incurred  in   connection  with   Internal
           Financing Transactions; and

                 (e) extensions, renewals or replacements of any Indebtedness permitted by the foregoing clause (a) and (b) of this subparagraph, provided however, that there is no increase in the principal amount of the Indebtedness then secured or evidenced thereby. "

         SECTION 3. Section 4.06 of the Notes is hereby amended to add "(i) " immediately before "(a) " and to add immediately prior to the period at the end of such Section the following:

                  ", or (ii)   such sale, transfer or disposition is an Internal
           Financing Transaction"

         SECTION 4. Clause (a) of the proviso in Section 4.07 of the Notes is hereby amended to read in its entirety as follows:

                 "(a) any Subsidiary may declare and pay dividends or make other distributions to the Company, and any Internal Financing Subsidiary may declare and pay dividends or make other distributions to the Company or other Wholly-owned Subsidiaries, "

         SECTION 5. Except as amended hereby, the Agreement and the Notes shall continue in full force and effect in accordance with their respective terms.

         SECTION 6. Notwithstanding anything to the contrary contained herein, this First Amendment shall not become effective unless and until (i) all other lenders to the Company shall have executed amendments to the applicable loan agreements that have effects substantially similar hereto, and (ii) the Company shall have paid or otherwise provided to MetLife, on a proportionate basis, any consideration, whether consisting of additional interest, fee, collateral security or otherwise, which it has paid or provided to any other lender as consideration for or as an inducement to the entering into of an amendment similar hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

                                            TREDEGAR INDUSTRIES, INC.


                                            By:    /s/ N. A. Scher
                                               ---------------------------------


                                            METROPOLITAN LIFE INSURANCE COMPANY


                                            By:    /s/ James R. Dingler
                                               ---------------------------------